Exhibit 99.1

True Drinks Update on DSD Network

IRVINE, CA – (Marketwire – December 29, 2016) – True Drinks, Inc. (OTC QB: TRUU), makers of AquaBall™ Naturally Flavored Water, the healthiest children’s beverage on the market with no sugar, preservatives, calories, or artificial flavors, today announced an update on the development of its DSD network.

True Drinks has made great progress in building out its DSD (Direct Store Distribution) Network since the new preservative-free formulation of AquaBall was introduced to the market in June 2016. As of December 28, 2016, True Drinks has engaged over 75 DSD partners in 44 states. A number of these distributors will be receiving their first deliveries in the first quarter of 2017 as AquaBall hits the shelves of national and regional grocery and convenience chains during shelf resets.

Jeff Culbertson, Executive Vice President of Sales of True Drinks, commented, “As our national accounts team has been expanding our grocery and convenience distribution, our regional managers have been working hard to engage leading independent distributor partners to deliver AquaBall to these accounts. Our managers will also work with these distributor partners to bring AquaBall to the smaller stores and chains that they service. I’m both proud and amazed at the job they have done to prepare True Drinks for great success in 2017.”

About True Drinks, Inc.
True Drinks is a healthy beverage provider with licensing agreements with Disney and Marvel for use of their characters on its proprietary, patented bottles. AquaBall™ is a naturally flavored, vitamin-enhanced, zero- calorie, dye-free, sugar-free alternative to juice and soda. AquaBall™ is currently available in four flavors: orange, grape, fruit punch and berry. Their target consumers: kids, young adults, and their guardians, are attracted to the product by the entertainment and media characters on the bottle and continue to consume the beverage because of its healthy benefits and great taste. For more information, please visit www.aquaballdrink.com and www.truedrinks.com. Investor information can be found at www.truedrinks.com/investor-relations/. Proudly made in the USA.

FORWARD-LOOKING STATEMENTS
Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "believe," "estimate," "expect," "forecast," "intend," "may," "plan," "project," "predict," "if," "should" and "will" and similar expressions as they relate to True Drinks, Inc. are intended to identify such forward-looking statements. True Drinks, Inc. may from time to time update these publicly announced projections, but it is not obligated to do so. Any projections of future results of operations or the anticipated benefits of the merger and other aspects of the proposed merger should not be construed in any manner as a guarantee that such results or other events will in fact occur. These projections are subject to change and could differ materially from final reported results. For a discussion of such risks and uncertainties, see "Risk Factors" in True Drink's report on Form 10-K filed with the Securities and Exchange Commission and its other filings under the Securities Exchange Act of 1934, as amended. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Contact:
Investor Relations
True Drinks, Inc.
18662 MacArthur Blvd., Ste. 110
Irvine, CA 92612
ir@truedrinks.com
949-203-3500